Exhibit 99.1

Contacts
Julie Leber	Damon Elder
Spotlight Marketing Communications	Spotlight Marketing Communications
949.427.5172 ext. 703	949.427.5172, ext. 702
julie@spotlightmarcom.com	damon@spotlightmarcom.com

Strategic Storage Growth Trust, Inc. Acquires 510-Unit Newly

Constructed Self Storage Facility in Sarasota, Florida

LADERA RANCH, Calif. – (May 24, 2017) – Strategic Storage Growth Trust, Inc., a public non-traded REIT sponsored by SmartStop Asset Management, LLC, announced today its purchase of a newly constructed, 510-unit self storage facility in Sarasota, Fla.

“This newly constructed self storage facility is easily accessible via well-trafficked thoroughfares in Sarasota, including U.S. Route 301,” said H. Michael Schwartz, chairman and chief executive officer. “This modern facility is 100 percent climate controlled and an attractive addition to our growing portfolio of operating properties, which now includes more than 12,400 self storage units in eight states.”

Located at 1027 N. Washington Blvd., the Class A, three-story structure includes approximately 48,000 rentable square feet.

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 19 operating self storage facilities located in eight states comprising approximately 12,400 self storage units and approximately 1.4 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rental square feet of storage space once completed, and one development property in Asheville, North Carolina which will be comprised of approximately 650 self storage units and 72,000 net rentable square feet of storage space once completed.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. SmartStop has a managed portfolio that currently includes more than 68,000 self storage units and 7.8 million rentable square feet and approximately $1.1 billion of real estate assets under management. SmartStop is the asset manager for 108 self storage facilities located throughout the United States and Toronto, Canada and one student housing facility. SmartStop is the sponsor of Strategic Storage Trust II, Inc., SSGT and Strategic Storage Trust IV, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSGT’s annual report. This is neither an offer nor a solicitation to purchase securities.

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